Exhibit 21

                          List of Lumenis Subsidiaries


I.   Americas

     a.   Lumenis Holdings Inc.         -- DE corporation

     b.   Lumenis Inc.                  -- MA corporation

     c.   Sharplan Lasers Inc.          -- DE Corporation

     d.   FISMA Corporation             -- Utah corporation

     e.   Instruments for Surgery       -- Wyoming corporation

     f.   Instruments for Medicine
          and Diagnostics, Inc.         -- Oregon Corporation

     g.   Lumenis (Mexico) SA de CV     -- Mexico

II.  Israel

     a.   Laser Industries Ltd.

     b.   Opusdent Ltd.

III. Europe

     a.   Lumenis Holdings (Holland) BV -- Holland

     b.   Lumenis (Holland) BV          -- Holland

     c.   Lumenis (UK) Limited          -- UK

     d.   Sharplan Lasers (UK) Ltd.     -- UK

     e.   Spectron (UK) Ltd.            -- UK

     f.   Lumenis (Germany) GmbH        -- Germany

     g.   Lumenis (France) Sarl         -- France

     h.   Lumenis (Italy) Srl           -- Italy

     i.   Lumenis (Sweden) AB           -- Sweden

     j.   Lumenis (Luxembourg) Sarl     -- Luxembourg

     k.   Lumenis (Luxembourg) Sarl,
          Branch Schaffhausen           -- Swiss Branch

IV.  Asia Pacific

     a.   Lumenis (HK) Ltd.             -- Hong Kong

     b.   Lumenis Japan Co. Ltd.        -- Japan

     c.   Lumenis Star Co. Ltd.         -- Japan

     d.   Lumenis (Holland) BV
          Beijing Office                -- Dutch subsidiary has
                                           representative offices in China

     e.   Wuhan Sharplan Chutian
          Medical Laser Manufacturing
          Ltd.                          -- China